FOR IMMEDIATE RELEASE	NEWS
May 10, 2012	NYSE: NGS
Exhibit 99

 NGS Reports Year-over-Year and Sequential Increases in Revenue and Net Income
29 cents per diluted share earnings in the First Quarter of 2012

 MIDLAND, Texas May 10, 2012 - Natural Gas Services Group, Inc. (NYSE:NGS), a leading provider of gas compression equipment and services to the natural gas industry, announces its financial results for the three months ended March 31, 2012.

Revenue: Total revenue increased to $26.4 million from $15.1 million, or 75%, for the three months ended March 31, 2012, compared to the same period ended March 31, 2011. This increase includes the first half of a non-recurring sale of units from our fleet to a single customer. Half of the revenues of that sale occurred in the first quarter of 2012 with the other half scheduled for delivery in the second quarter of 2012. Rental revenues increased 26% in the same year-over-year period. Sequentially, total revenues increased 41% due in large part to the aforementioned sale.

Gross Margins: Overall gross margin percentage was 43% for the three months ended March 31, 2012, compared to 53% for the same period ended March 31, 2011. This decrease is primarily the result of a mix shift from higher margin rentals to lower margin compressor sales due to the previously noted non-recurring rental compressor sale. Total gross margins increased 40% from $8.0 million for the period ended March 31, 2011 to $11.2 million for the period ended March 31, 2012. Sequentially, gross margins increased $1.3 million from $9.9 million for the quarter ended December 31, 2011.

Operating Income: Operating income for the three months ended March 31, 2012 was $5.6 million, up 70% from the comparative prior year's level of $3.3 million. This increase was primarily driven by higher year-over-year revenues, particularly the large increase in extraordinary sales revenues. Sequentially, operating income increased from $4.7 million or 20%.

Net Income:  Net income for the three months ended March 31, 2012 increased 40% to $3.5 million, when compared to net income of $2.5 million for the same period in 2011.  Net income margins for the three months ended March 31, 2012 decreased to 13% from 17% for the three months ended March 31, 2011. This decrease was mainly the result of the shift toward compressor sales in this period. Net income increased 16% in sequential quarters from $3.0 million to $3.5 million.

Earnings per share:  Comparing the three months of 2012 versus 2011, earnings per diluted share improved to 29 cents from 20 cents, or 45%.  Diluted earnings increased 17% per share, to 29 cents from 25 cents, between sequential quarters.

EBITDA:  EBITDA increased 30% to $9.5 million or 36% of revenue for the three months ended March 31, 2012 versus $7.3 million or 49% of revenue for the same three months ended March 31, 2011. The decrease in the ratio of EBITDA to revenue is due to the shift of revenues towards compressor sales in the current quarter. Please see discussion of Non-GAAP measures in this release.

Cash flow: At March 31, 2012, cash and cash equivalents were approximately $29.4 million; working capital was $45.2 million with a total debt level of $1.0 million, all of which was classified as non-current. Positive net cash flow from operating activities was approximately $14.9 million during the first three months of 2012 compared to $9.0 million for the same period in 2011.

Commenting on 2012 results, Stephen C. Taylor, President and CEO, said:

“In spite of a dramatically weakened natural gas market NGSG continued to grow our rental and sales revenues in the first quarter of 2012. We did execute an extraordinary sale of fleet rental compression equipment in the first quarter at the request of a customer but, although we were able to profit favorably from it, we expect that to be an isolated incident. However, with or without the effect of that sale, we continued to grow on a quarterly basis. Our penetration into new operating areas is increasing, especially those centered in oil and liquids oriented regions, and we anticipate that growth to continue.”

Selected data: The table below shows revenues, percentage of total revenues, gross margin, exclusive of depreciation, and gross margin percentage of each business segment for the three months ended March 31, 2012 and 2011.  Gross margin is the difference between revenue and cost of sales, exclusive of depreciation.

	Revenue				Gross Margin, Exclusive of Depreciation(1)
	Three months ended March 31,				Three months ended March 31,
	2012		2011		2012		2011
	(dollars in thousands)
Sales	$12,432	47%	$3,877	26%	$2,877	26%	$1,329	17%
Rental	13,738	52%	10,881	72%	8,229	73%	6,519	81%
Service & Maintenance	206	1%	296	2%	113	1%	159	2%
Total	$26,376		$15,054		$11,219		$8,007

(1) For a reconciliation of gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures” below.

 Non GAAP Measures: “EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization.  EBITDA is a measure used by analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs.  Therefore, EBITDA gives the investor information as to the cash generated from the operations of a business.  However, EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America (“GAAP”), and should not be considered a substitute for other financial measures of performance.  EBITDA as calculated by NGS may not be comparable to EBITDA as calculated and reported by other companies. The most comparable GAAP measure to EBITDA is net income. The reconciliation of net income to EBITDA and gross margin is as follows:

	Three months ended March 31,
	(dollars in thousands)
	2012	2011
Net income	$3,508	$2,497
Interest expense	3	9
Provision for income taxes	2,150	1,531
Depreciation and amortization	3,787	3,292
EBITDA	$9,448	$7,329
Other operating expenses	1,810	1,385
Other income	(39)	(708)
Gross margin	$11,219	$8,006

Gross margin is defined as total revenue less cost of sales (excluding depreciation and amortization expense).  Gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key operating components.  Depreciation expense is a necessary element of costs and the ability to generate revenue and selling, general and administrative expense is a necessary cost to support operations and required corporate activities.  Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding the company's performance.  As an indicator of operating performance, gross margin should not be considered an alternative to, or more meaningful than, net income as determined in accordance with GAAP.  Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate gross margin in the same manner.

Cautionary Note Regarding Forward-Looking Statements:

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results.  Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for NGS's products and services; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Conference Call Details:

Teleconference: Thursday, May 10, 2012 at 10:00 a.m. Central (11:00 a.m. Eastern).  Live via phone by dialing 800-624-7038, pass code “Natural Gas Services”.   All attendees and participants to the conference call should arrange to call in at least 5 minutes prior to the start time.

Live Webcast: The webcast will be available in listen only mode via our website www.ngsgi.com, investor relations section.

Webcast Reply: For those unable to attend or participate, a replay of the conference call will be available within 24 hours on the NGS website at www.ngsgi.com.

Stephen C. Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing the financial results for the three months ended March 31, 2012.

About Natural Gas Services Group, Inc. (NGS):
NGS is a leading provider of small to medium horsepower, wellhead compression equipment to the natural gas industry with a primary focus on the non-conventional gas industry, i.e., coal bed methane, gas shale and tight gas. The Company manufactures, fabricates, rents and maintains natural gas compressors that enhance the production of natural gas wells. The Company also designs and sells custom fabricated natural gas compressors to particular customer specifications and sells flare systems for gas plant and production facilities. NGS is headquartered in Midland, Texas with manufacturing facilities located in Tulsa, Oklahoma, Lewiston, Michigan and Midland, Texas and service facilities located in major gas producing basins in the U.S.

For More Information, Contact:	Leann Conner, Investor Relations
(432) 262-2700 leann.conner@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONDENSED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)

	March 31,	December 31,
	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	$29,438	$16,390
Trade accounts receivable, net of allowance for doubtful accounts of $362 and $296, respectively	3,104	5,679
Inventory, net of allowance for obsolescence of $603 and $486, respectively	26,586	26,965
Prepaid income taxes	109	109
Prepaid expenses and other	534	360
Total current assets	59,771	49,503
Rental equipment, net of accumulated depreciation of $59,761 and $56,623, respectively	140,604	142,473
Property and equipment, net of accumulated depreciation of $8,124 and $7,786 respectively	7,739	7,839
Goodwill, net of accumulated amortization of $325, both periods	10,039	10,039
Intangibles, net of accumulated amortization of $1,967 and $1,936, respectively	2,251	2,282
Other assets	28	28
Total assets	$220,432	$212,164
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Line of credit	$—	$—
Accounts payable	2,619	3,730
Accrued liabilities	3,421	3,644
Current income tax liability	75	75
Deferred income	8,490	4,863
Total current liabilities	14,605	12,312
Line of credit, non-current portion	1,017	1,017
Deferred income tax liability	38,919	36,769
Other long-term liabilities	517	524
Total liabilities	55,058	50,622
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock 30,000 shares authorized, par value $0.01; 12,207 and 12,179 shares issued and outstanding, respectively	122	122
Additional paid-in capital	87,548	87,225
Retained earnings	77,704	74,195
Total stockholders' equity	165,374	161,542
Total liabilities and stockholders' equity	$220,432	$212,164

NATURAL GAS SERVICES GROUP, INC. CONDENSED INCOME STATEMENTS (in thousands, except earnings per share) (unaudited)

	Three months ended
	March 31,
	2012	2011
Revenue:
Sales, net	$12,432	$3,877
Rental income	13,738	10,881
Service and maintenance income	206	296
Total revenue	26,376	15,054
Operating costs and expenses:
Cost of sales, exclusive of depreciation stated separately below	9,555	2,548
Cost of rentals, exclusive of depreciation stated separately below	5,509	4,362
Cost of service and maintenance, exclusive of depreciation stated separately below	93	137
Selling, general, and administrative expense	1,810	1,386
Depreciation and amortization	3,787	3,292
Total operating costs and expenses	20,754	11,725
Operating income	5,622	3,329
Other income (expense):
Interest expense	(3)	(9)
Other income	39	708
Total other income	36	699
Income before provision for income taxes	5,658	4,028
Provision for income taxes	2,150	1,531
Net income	$3,508	$2,497
Earnings per share:
Basic	$0.29	$0.21
Diluted	$0.29	$0.20
Weighted average shares outstanding:
Basic	12,169	12,175
Diluted	12,262	12,285

NATURAL GAS SERVICES GROUP, INC. CONDENSED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

	Three months ended
	March 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,508	$2,497
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,787	3,292
Deferred taxes	2,150	1,502
Stock options and restricted stock expense	323	183
Gain on disposal of assets	—	(675)
Changes in current assets and liabilities:
Trade accounts receivables, net	2,575	(1,924)
Inventory, net	379	1,662
Prepaid income taxes and prepaid expenses	(174)	1,302
Accounts payable and accrued liabilities	(1,334)	306
Current income tax liability	—	29
Deferred income	3,627	825
NET CASH PROVIDED BY OPERATING ACTIVITIES	14,841	8,999
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,787)	(10,129)
Proceeds from sale of property and equipment	—	952
NET CASH USED IN INVESTING ACTIVITIES	(1,787)	(9,177)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from other long-term liabilities, net	(6)	—
Proceeds from exercise of stock options	—	198
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(6)	198
NET CHANGE IN CASH AND CASH EQUIVALENTS	13,048	20
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	16,390	19,137
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$29,438	$19,157
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$—	$10
Income taxes paid	$—	$—
NON-CASH TRANSACTIONS
Transfer of rental equipment to inventory	$4,010	$—